Exhibit 99.1

  Protection One Announces Definitive Agreement to Sell Mobile Services Group and Form Alliance With ATX Technologies


     CULVER CITY, Calif. and SAN ANTONIO--(BUSINESS WIRE)--June 28, 1999- -Protection One, Inc. (NYSE:POI), one of the nation's leading providers of life safety and property monitoring services and 85% owned by Western Resources (NYSE:WR), today announced the signing of a definitive agreement to sell its Mobile Services Group to ATX Technologies, Inc. for approximately $28.0 million, a component of which includes a preferred stock investment in ATX. Protection One will continue to deliver mobile services through an exclusive reseller arrangement with ATX.

     John E. Mack III, chief executive officer of Protection One, said, "Our Mobile Services Group has been a pioneer in the emerging business of providing security and information to the OEM automobile industry as well as other developing markets, including the retrofit vehicle and wireless communications markets. Protection One will be able to recognize a significant return on our investment in this business and will retain a meaningful equity interest through our alliance with ATX. The combination of ATX's expertise in the telematics market and excellence of our Mobile Services Group will position the two companies as a major competitor in the telematics industry and should result in upside equity potential for Protection One."

     Telematics is a relatively new service industry that combines wireless and location identification technologies with call center-based convenience and emergency response services. From navigation assistance to vehicle theft recovery, telematics provides drivers and fleet managers with immediate access to location-based information about their vehicles, road conditions and more.

     Steven W. Riebel, president and chief executive officer of ATX said, "We fully intend to become the mobile information service provider of choice in the wireless world, building upon the expertise that Protection One has developed as a leading provider of telematics services to the automotive industry. Together we will create a new vision that will take telematics solutions to a new level."

     The combined company will provide mobile services to a number of major companies, including Mercedes-Benz North America; Ford Motor Company including Ford, Jaguar and Lincoln-Mercury; the Infiniti Division of Nissan Motor Company; Greyhound Lines Inc.; Fujitsu Ten Corp. of America; Mitsubishi Electric Corporation; and Alpine Electronics of America.

     ATX intends to maintain Protection One's existing Mobile Services Group operations in Irving, Texas and has agreed to hire all of the current employees upon closing, which is expected to occur in the third quarter.

     ATX is recognized as one of the leaders in the mobile mayday and telematics industries. ATX was the first to ship a mobile mayday GPS tracking product for the aftermarket, the pioneer of simultaneous voice and data transmission over a single line and the developer of the first and only embedded wireless solution within a mayday product. ATX has helped law enforcement agencies apprehend more than 500 car thieves to date and has been instrumental in assisting police in the recovery of personal and commercial vehicles.

     Credit Suisse First Boston acted as financial advisor to Protection One in this transaction.

     Protection One, the nation's second largest residential security alarm company, provides monitoring and related security services to more than 1.6 million residential and commercial subscribers in North America and Europe. For more information about Protection One and its operating companies, visit us on the Internet at: www.protectionone.com.

     Western Resources is a consumer services company with interests in monitored security and energy. Western Resources has total assets of more than $8 billion. Western Resources' utility companies, KPL and KGE, provide electric service to approximately 600,000 customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE:OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1 million customers. For more information about Western Resources and its operating companies, visit them on the Internet at: www.wr.com.

     For more information about ATX, call 800/789-4373 or visit them on the Internet at: www.track.com.

     Statements contained in this press release concerning statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Certain information in this release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor protections of that Act. Other risks and uncertainties are described in Protection One's 1998 Form 10-K filed with the Securities and Exchange Commission on April 14, 1999 and the Form 10-Q filed on May 17, 1999. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.